Exhibit 99.1

Solar Energy Initiatives, Inc. Announces Spin-Off of Solar Park Company

Oct. 1, 2009 (Business Wire) -- Solar Energy Initiatives, Inc. (OTCBB:SNRY) executing on its corporate mission to Renew The Nation via economic development through the sale and installation of Solar Thermal, Photovoltaic (PV) and other Solar technologies, today announced that it will be spinning-off Solar Park Initiatives, Inc., its wholly owned solar park company.

SNRY’s shareholders of record, as of October 15, 2009, will receive one common share of Solar Park Initiatives, Inc. for every two common shares of SNRY owned. The transaction is cash and tax free for all SNRY shareholders. SNRY’s shareholders as of the record date will not be required to pay for any shares distributed to them, take any action to receive the stock dividend, and will be classified as a “tax free” transaction for SNRY shareholders.

It is anticipated that Solar Park Initiatives will announce the hiring of key management, with extensive business and alternative energy backgrounds, in the next 30 days. It is believed that Solar Park Initiatives will begin trading as a public company by late 2009 or early 2010.

As a result of the spin-off, both companies are expected to benefit from sharper management focus, clearer strategic vision and greater opportunities to access and allocate capital, while concentrating on investments in their respective growth areas. The anticipated result is enhanced value for all shareholders.

Solar Park Initiatives will focus on developing large utility-scale solar parks. Under this arrangement the new company will manage a previously announced West Texas solar park project (estimated to be over 300 megawatts) while pursuing other solar park projects currently under evaluation by SNRY. Solar Park Initiatives will target projects ranging from 10 to 500 megawatts in geographies favorable for development. SNRY will procure the solar system technologies for Solar Park Initiatives’ projects, thus enabling both companies to enjoy a symbiotic relationship while focusing on their core businesses.

Mr. David Fann, Chief Executive Officer of Solar Energy Initiatives, stated, “With a pipeline of $100 million in commercial/municipal solar projects, and the exceptional opportunities facing our solar park company, we felt that this was the right time for this transaction. Our Board of Directors decided to spin off the solar park company based on the opportunity to create a second successful public company that would benefit our shareholders. SNRY is ideally positioned to assist municipalities, located around the U.S., to go solar and benefit from low cost, high return solar solutions, while Solar Park Initiatives, Inc. will focus on large scale power plants, providing power to the residential sector while reducing strain on the grid. This spin off is consistent with the strategy we have been executing to position SNRY for long-term growth, while creating value for our shareholders.”

About Solar Energy Initiatives, Inc.

Solar Energy Initiatives, Inc. (www.SolarEnergy.com) is executing its “RENEW THE NATION” campaign, intended to promote job growth nationwide via an aggressive grass roots effort. The main focus of RENEW THE NATION will be working with companies in the construction industry and related trades affected by the economic downturn to re-train and re-deploy their workforce into solar dealers, allowing this important national asset to meet the needs of the Solar Energy industry, the fastest growing industry in the world. We are executing on a multi-pronged approach to achieve our plan. This includes: continuing development of one of the fastest growing dealer networks in the U.S. that sells and installs solar solutions to homeowners and commercial customers; solar education and technical training to the private and public sectors, placing solar systems on large commercial buildings and selling the energy output to the owner/occupant(s) through Solar Power Purchase Agreements (PPAs); and becoming a developer of solar parks bringing together landowners, utilities and our corporate resources to build large photovoltaic installations.

The Company’s dealer network of solar energy installers has access to Canadian Solar (NASDAQ: CSIQ), BP Solar (NYSE:BP , GE Solar (NYSE:GE) and Suntech (NYSE:STP) equipment via its distribution agreements. While Solar Energy Initiatives is not a solar franchise, and the Company does not compete directly with industry giants such as First Solar (NASDAQ:FSLR), Kyocera (NYSE:KYO), or Sanyo (OTC:SANYY), or as a system integrator, it provides exciting and practical solutions to businesses and individuals worldwide that understand the value of solar power.

Source: Business Wire (October 1, 2009 - 9:36 AM EDT)

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